Exhibit 99.1

Contacts:

Quidel Corporation	Porter Novelli Life Sciences
John M. Radak, Chief Financial Officer	Shirley Chow
(858) 646-8032	(212) 601-8308
schow@pnlifesciences.com

QUIDEL REPORTS SECOND QUARTER 2008 RESULTS

YEAR-TO-DATE NET INCOME INCREASED 159% ON A 20% INCREASE IN REVENUES

SAN DIEGO, Calif., July 23, 2008 – Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced financial results for the quarter and six months ended June 30, 2008.

Second Quarter and Year-to-Date 2008 Highlights:

•                  Global revenues were $21.9 million, an 18 percent increase over the prior year’s second quarter

•                  Gross margins in the second quarter expanded to 53 percent from 50 percent year-over-year

•                  Net loss declined to $0.5 million from $1.7 million last year, or to a loss per share of $0.02 from $0.05 year-over-year

•                  Year-to-date global revenues grew 20 percent to $62.8 million over the prior year

•                  Year-to-date operating income increased 172 percent to $12.5 million

•                  Signed agreement with Prodesse, Inc. for the joint promotion of Prodesse’s ProFlu+™ molecular diagnostic test

•                  Began product shipments to new international distribution partner, bioMérieux

Second Quarter 2008 Results

For the second quarter of 2008, total revenues increased 18 percent to $21.9 million, compared to $18.6 million for the second quarter of 2007. The increase in revenues was driven in part by strong international growth from the infectious disease QuickVue® product family and a strategic sales initiative launched with several domestic distributors. The net loss for the second quarter was $0.5 million, or $0.02 per share, compared to a net loss of $1.7 million, or $0.05 per share, for the prior-year second quarter.

Gross margin for the 2008 second quarter increased to 53 percent from 50 percent for the same period in 2007. Improvement in gross margin was primarily due to leveraging Quidel’s automated web manufacturing process on an increase in unit volume. Operating expenses for the second quarter 2008 were $12.8 million, compared to $12.4 million for the prior-year second quarter. Stock-based compensation expense was $0.9 million for the second quarter of 2008, compared to $1.2 million for the second quarter of last year.

“Quidel’s solid second quarter results reflect our continued ability to deliver revenue growth and margin expansion through the global strength of our QuickVue brand. We have achieved meaningful gross margin improvements by leveraging our manufacturing operations and optimizing our Quidel Value Build-based marketing strategies. We remain confident that our brand strength and market position have never been stronger across our entire product portfolio” said Caren Mason, Quidel’s president and chief executive officer.  “In addition, as part of our longer-term strategy to bolster our leading position in diagnostics, in the second quarter, we agreed to co-promote Prodesse’s ProFlu+ molecular diagnostic product for the upcoming flu season. Our planning for the upcoming flu season is underway and we believe we are well positioned to maximize our share of the available market.”

Year-to-Date Results

Total revenues for the first six months of 2008 were $62.8 million, an increase of 20 percent over total revenues of $52.5 million for the first six months of 2007. Net income increased 159 percent in the first half of 2008 to $8 million, or $0.25 per diluted share, from net income of $3.1 million, or $0.09 per diluted share, in the first half of 2007. Gross margin was 61 percent, compared to 58 percent in the comparable period in 2007. Improvement in gross margin is attributed to improved manufacturing efficiencies and higher margins on flu products sold internationally. Operating expenses in the first six months of 2008 were $25.9 million, compared to $25.7 million in the first six months of 2007. Stock-based compensation expense was $1.9 million for the first six-month period in 2008, compared to $2.4 million in the comparable period in 2007.

Liquidity

During 2008, Quidel has repurchased approximately 468,100 shares of its common stock for $6.7 million under the Company’s previously announced share repurchase program. A total of $14.7 million remains available for stock repurchase under the program. Even after the effect of the stock repurchase, cash and cash equivalents as of June 30, 2008, were $61.1 million.

Conference Call Information

Quidel management will host a conference call to discuss these topics as well as other business matters today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). During the conference call, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial (888) 561-2601, or from outside the U.S., dial (617) 614-3518, and enter the passcode 70192621. A live webcast of the call can be accessed at www.quidel.com and the Web site replay will be available until August 6, 2008. The telephone replay will be available for 48 hours beginning today at 7:00 p.m. ET (4:00 p.m. PT) by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode 88520531.

About Quidel Corporation

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment have an impact on clinical outcomes and provide an economic benefit. For more information, visit www.quidel.com, www.colorectal-test.com or www.flutest.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed.  Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors and the level of success in our recent distributor incentive programs, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (the “FDA”), intellectual property, product liability, environmental or other litigation, required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements.

[Table follows]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three months ended		Year to date
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Total revenues	$21,916	$18,580	$62,781	$52,514

Cost of sales (excludes amortization of intangible assets)	10,242	9,316	24,369	22,268
Research and development	2,935	3,282	6,002	6,646
Sales and marketing	5,591	4,729	10,911	9,384
General and administrative	3,098	3,117	6,737	6,813
Amortization of intangibles	1,143	1,298	2,294	2,822

Total costs and expenses	23,009	21,742	50,313	47,933

Income (loss) from operations	(1,093)	(3,162)	12,468	4,581

Interest expense	(169)	(193)	(344)	(376)
Interest income	426	490	957	932
Other, net	—	36	(15)	(4)

Total other income	257	333	598	552

Income (loss) before taxes	(836)	(2,829)	13,066	5,133

Income tax expense (benefit)	(323)	(1,117)	5,029	2,028

Net income (loss)	$(513)	$(1,712)	$8,037	$3,105

Basic earnings (loss) per share:	$(0.02)	$(0.05)	$0.25	$0.10
Diluted earnings (loss) per share:	$(0.02)	$(0.05)	$0.25	$0.09

Weighted shares used in basic per share calculation	31,757	31,682	31,879	32,178
Weighted shares used in diluted per share calculation	31,757	31,682	32,681	33,156

Gross profit as a % of total revenues	53%	50%	61%	58%
Research and development as a % of total revenues	13%	18%	10%	13%
Sales and marketing as a % of total revenues	26%	25%	17%	18%
General and administrative as a % of total revenues	14%	17%	11%	13%
Income from operations as a % of total revenues	N/A	N/A	20%	9%

Condensed balance sheet data (in thousands):	6/30/08	12/31/07

Cash and cash equivalents	$61,127	$45,489
Working capital	82,225	70,259
Total assets	132,630	133,838
Long term obligations	8,659	9,161
Stockholders’ equity	112,142	107,703